Exhibit 5.2

September 17, 2020

Teck Resources Limited

Suite 3300, 550 Burrard Street

Vancouver, British Columbia

Canada V6C 0B3

Dear Sirs:

Re: Registration Statement on Form F-10

We have acted as Canadian counsel to Teck Resources Limited (the “Registrant”) in connection with the Registration Statement on Form F-10 (the “Registration Statement”) being filed today by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We are aware that our firm name is referred to under the headings “Enforceability of Certain Civil Liabilities” and “Legal Matters” in the Short Form Prospectus forming a part of the Registration Statement and we hereby consent to such use of our firm name and opinion under the heading “Enforceability of Certain Civil Liabilities” in the Registration Statement. In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ McMillan LLP
McMillan LLP